UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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ALERE INC.
(Name of Registrant as Specified in Its Charter)

COPPERSMITH CAPITAL MANAGEMENT, LLC
COPPERSMITH VALUE PARTNERS, LLC
JEROME J. LANDE
CRAIG ROSENBLUM
SCOPIA LONG LLC
SCOPIA PARTNERS QP LLC
SCOPIA PX, LLC
SCOPIA PARTNERS LLC
SCOPIA WINDMILL FUND, LP
SCOPIA INTERNATIONAL MASTER FUND LP
SCOPIA PX INTERNATIONAL MASTER FUND LP
SCOPIA LB LLC
SCOPIA CAPITAL GP LLC
SCOPIA CAPITAL MANAGEMENT LLC
MATTHEW SIROVICH
JEREMY MINDICH
CURT R. HARTMAN
THEODORE E. MARTIN

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Coppersmith Capital Management, LLC (“Coppersmith Capital”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of its slate of director nominees at the 2013 annual meeting of stockholders of Alere Inc., a Delaware corporation.

On July 29, 2013, Coppersmith Capital issued the following press release:

Media Contact:	Investor Contact:
Dan Gagnier	Mark Harnett
Sard Verbinnen & Co	MacKenzie Partners, Inc.
(212) 687-8080	(212) 929-5500

BOTH LEADING PROXY ADVISORS, ISS AND GLASS LEWIS, RECOMMEND A VOTE ON THE BLUE PROXY CARD TO ELECT COPPERSMITH’S NOMINEES TO ALERE’S BOARD

ISS Notes Coppersmith Has “made a compelling case that change at the board level is warranted”, and Recommends a Vote For All Three Nominees Stating that “all three nominees, Hartman, Martin, and Lande appear well-suited to address the need for change”

ISS Cites the “extent of Alere’s underperformance”, “the Board’s apparent disregard of the need to adapt and evolve”, and the “high quality” of All Three Coppersmith Nominees

Glass Lewis States “most of the Company’s current management and incumbent board members have overseen a long period of destruction to shareholder value,” and that “we believe Messrs. Martin and Lande represent the best choices for new independent directors”

Coppersmith Urges Stockholders to Vote the BLUE Proxy Card for the Election of Coppersmith’s Three Independent and Highly-Qualified Nominees to Alere’s Board at the August 7th Annual Meeting

New York, NY, July 29, 2013 – Coppersmith Capital Management, LLC (“Coppersmith”) today announced that both Institutional Shareholder Services (“ISS”) and Glass, Lewis & Co. (“GL”), the two leading independent proxy voting and corporate governance advisory firms, recommend that the stockholders of Alere, Inc. (NYSE: ALR) (“Alere”) vote on Coppersmith’s BLUE proxy card for the election of Coppersmith’s highly-qualified nominees to Alere’s board of directors at the upcoming annual meeting of Alere’s stockholders on August 7, 2013.  ISS recommends voting “FOR” all three Coppersmith nominees: Curt R. Hartman, Theodore E. Martin and Jerome J. Lande.  GL recommends voting “FOR” Messrs. Martin and Lande.

Jerome Lande, Managing Partner of Coppersmith, said, “We are pleased that both ISS’ and GL’s independent analyses of Alere recognize that real change on the board is critical to bring about a robust, independent evaluation of alternatives that can truly address Alere’s strategic, operational and financial issues.  We believe these resounding recommendations represent the stockholder mandate for management and board accountability that has been central to this debate and that is needed to finally unlock Alere’s significant intrinsic value.”

“ISS and GL rightfully acknowledge that over the course of a decade Alere has been entirely ineffective in the execution of a flawed strategy, which has had a disastrous impact on stockholder value.  Moreover, ISS and GL recognize that there is no substance to the company’s current ‘plan’ and that recent changes to management and the new board nominees do little to nothing to solve the issues facing Alere.  We encourage our fellow Alere stockholders to follow the recommendations of the nation’s leading proxy advisory firms and vote on the BLUE proxy card to elect Coppersmith’s director nominees who are committed to working constructively with the other directors to fully explore and evaluate all viable strategies to unlock stockholder value.”

Excerpts from ISS’ and GL’ Analyses and Recommendations (1)

On Poor Past Performance Casting Doubts on Management and the Board’s Stated Strategy:

ISS: “This lack of transparency into commitments—particularly measurable targets and timing– is all the more concerning because there is sparse evidence from prior performance of management’s ability to execute on such a strategy. The fact that management could not hit its own guidance over three years likely suggests there is a problem with execution, not with the mechanism of issuing guidance itself—and simply refusing to provide measurable guidance on the strategic plan is unlikely to resolve the demonstrable execution challenges the guidance misses of 2009-2012 laid bare.”

GL: “For each of the past 20 calendar quarters ending March 31, 2013, we find that the Company’s LTM return on assets, return on capital, and return on equity have, for the most part, fallen within or below the bottom deciles of the respective ranges of returns in the peer group.  This suggests to us that management has been relatively ineffective in its use of the Company’s capital for operations.”

On Health Management’s Overhang and Negative Impact on Core Operational Performance:

ISS: “Further, the company’s operating metrics have worsened over the past several years—most notably since the 2008 entrée into Health Management—suggesting that, as the dissidents have argued, this business, representing less than 20% of revenue, has sufficiently distracted management to create a company-wide problem.”

On the Need for Deleveraging and Review of All Divestiture Alternatives:

ISS: “Finally, while the board has now committed to lower leverage over the next two years, it represents this as an accommodation to shareholders—not a move borne of the board’s own concern leverage may be too high—and remains unable to articulate a compelling argument for why a target of 4.0x is optimal—let alone why 2 years is an appropriate period of time over which to reach that level.”

GL: “…we find the Company’s long-term solvency outlook to be quite murky, to say the least.”

GL: “We note that the board’s target would still rank in the upper decile of the debt-to-EBITDA ratios of its peers as of July 25, 2013, which may lend more credence to the Dissidents’ argument that a greater amount of deleveraging is necessary here, as evidenced in our peer group analysis.”

GL: “Given our view that the Company has underperformed for an extended period, we believe that the board should be open to all potential alternatives that could enhance shareholder value, including possibly making more divestitures than they currently plan to make.”

On the Board’s Failure for Over a Decade to Address Alere’s Operational Needs:

ISS: “Along with its new strategy, the company announced it had created a new COO position and hired an executive with “global operational experience integrating large, complex acquisitions.” Given that closing such acquisitions has been the company’s strategy for more than a decade, from 2001 through 2013 (in a recent presentation to investors, the board explained that “the formation of Alere is largely completed”), the open question is not whether such a position is necessary at the company, but why it wasn’t necessary as much as a decade earlier? Hiring a post-merger integration specialist after the decade-long acquisition spree has been completed, rather than at the outset of that acquisition strategy, raises significant concerns about the board’s attentiveness to the needs of the strategy itself, let alone the evolution and performance of the business over that decade. Perhaps, shareholders might now wonder, if such a person had been in place from the beginning—and certainly by the time of the large Matria acquisition—would the company have lost 22% of its value over the five years prior to the dissidents’ arrival?”

On Alere’s Reactive, Defensive Replacement of Incumbent Nominees:

ISS: “That the four directors whose skills are no longer appropriate to the company’s challenges are all in the same class, however—let alone the one class standing for election in a proxy contest—begs the question of the board’s attentiveness to its own renewal.”

ISS: “Given the changes in the company’s business over the last 12 years—new healthcare regulations, entering the Health Management business, acquiring over 100 companies—shareholders may wonder why the board has not evolved alongside the company.”

ISS: “The attempt at self-renewal itself, even if late, is thus as concerning, for what it signals about the board’s attentiveness, as it is commendable, for taking at least one step to address the issue of director skill mix. Given that shareholders now have a choice between two entirely new slates of “fresh perspective” nominees, however, the more compelling distinction between otherwise well-qualified slates is whether the nominees owe their candidacies to the incumbent board and its advisors, or to shareholders who are trying to shake up a stale board.”

GL: “Additionally, having reviewed the events leading up to this proxy contest, we believe that the board’s nomination of the Management Nominees was more of a reactionary step to the Dissident’s proxy contest as opposed to a truly proactive action.”

On Alere Entrenchment and How to Achieve Real Board Independence:

GL: “Here, we question whether the Company’s independent directors truly have enough say and authority over board matters given the fact that the Company has not separated its chairman and CEO roles.  Moreover, the Company has not appointed an independent lead or presiding director, instead the non-management directors merely select a director to preside at each executive session.  We view a single independent chairman or presiding director as being better able to oversee the executives of the Company and set a pro-shareholder agenda without management, and consequently, without conflicts that an executive insider or affiliated director might face.”

ISS: “shareholders may also want to note that 3 of the 4 incumbent directors being replaced have been on the company’s board for the 12 years since the company’s inception.  Of the remaining 6 incumbents, 5 have served for 10 years or more.”

Conclusions on Voting for Coppersmith Nominees on the BLUE Proxy Card:

ISS: “Given the extent of ALR’s underperformance as compared to its peers and relevant indices, the board’s apparent disregard of the need to adapt and evolve its own composition over time, and the high quality candidates selected by the dissidents, all three nominees, Hartman, Martin, and Lande appear well-suited to address the need for change the dissidents have articulated.”

GL: “In light of the Company’s poor performance and the entrenched nature of the incumbent board, we believe that the Company and shareholders could benefit from board-level participation of fresh, independent voices.  The incumbent directors also believe that new independent directors could be beneficial for the board as a whole and the Company.  Nonetheless, given our concerns regarding certain of the new Management Nominees (particularly Mr. McKillop), we believe that shareholders could benefit from supporting the election of two Dissident Nominees, namely Theodore Martin and Jerome Lande.”

Coppersmith Capital urges Alere’s stockholders to vote the BLUE proxy card for the election of Coppersmith’s three highly-qualified and independent candidates to Alere’s Board of Directors at its upcoming annual meeting of stockholders on Wednesday, August 7, 2013.

(1) Permission to use quotations was neither sought nor obtained.